Solib Solutions LLC

Driven by research and innovation, our solid-state, low-cost, hybrid batteries aim to revolutionize the battery industry.



Invest

$106.68 minimum investment

DEADLINE: March 31, 2023

in 2 months

UNIT PRICE

$8.89

TOTAL RAISED

$29,284

VALUATION

$8,890,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

We believe our solid-state hybrid battery is safer and has more power. It is designed to allow our customers to make more powerful devices, e.g. EVs have higher driving range; smartphones have longer battery life; electronics use larger screens.

We plan to achieve pilot-scale production. We also aim to provide cheaper batteries by optimizing the manufacturing lines and lowering the cost.

PROBLEM

Battery technology impacts our daily lives as it powers our phone, laptop, and electric vehicle. In turn, the battery also creates new anxieties such as: battery fire, lower power, long charging time, battery degradation, high temperature warning, and low temperature shut-off. Some other problems include:



About 2825 electric cars catch on fire each year. GM has recalled 142,000 cars and Hyundai 82,000, both due to the risk that the batteries can, in unusual circumstances, burst into flames (Carsmetric, Financial Times).

Safety

- Battery fire and explosion.
- Battery swelling or leakage.
- Battery recall.


41%
of people fear missed calls the most when faced with a dead battery
17%
of males missed a match on a dating app because their phone died before they could swipe

"Low Battery Anxiety" is the feeling of overwhelming fear experienced as our smartphone battery dies. 90% of us panic about losing power on our phones. 41% of people fear missed calls/texts when their phone is dead. 32% of us "drop everything" to head home and charge phones (LG).

Energy and Power

- Short battery life.
- Long charging time.
- Short driving range.
- Inconsistent battery performance.



Currently, car batteries lose about 60 percent of their power at 0 degrees, and they lose about 35 percent of their power at 32 degrees (American Automobile Association).

Operating Temperature

- Not operating in cold winter.
- Battery overheating.
- Battery running fast.


Current Collector
Li Metal
Hybrid Electrolyte
Hybrid Cathode
Li⁺-conducting inorganic electrolyte
Li⁺-conducting polymer electrolyte
Li⁺-conducting liquid electrolyte
Li⁺/e⁻ hybrid conducting inorganic electrolyte

SOLUTION

We plan to design solid-state hybrid batteries that are safe, have high energy density (>300 Wh/kg), and have stable cycling at a wide temperature range. We synergistically utilize the advantages of liquid electrolyte and solid electrolyte and outperform current liquid-electrolyte batteries and traditional solid-state electrolytes.

Advantages of Solid-State Batteries

- Safe
- High energy density
- Wide working temperature
- Low cost
- Easy manufacturing

BUSINESS MODEL

We plan to sell to Auto OEMs around the world. Additionally, we maintain an active focus on research and development partnering with academia and government labs. The variety of applications include but are not limited to: electrical vehicles, consumer electronics, medical devices, sustainable grid, etc.

Our focus on both technology and cost reduction enabled an efficient process, as seen in our optimized manufacturing process and innovative technology. With efforts on innovation and cost reduction, we believe our products will have more applications.

MARKET



U.S. Lithium-ion Battery Market
size, by product, 2020 - 2030 (USD Billion)
$7.3B
$8.5B
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
Lithium Nickel Manganese Cobalt (NMC)
Lithium Cobalt Oxide (LCO)
Lithium Iron Phosphate (LFP)
Lithium Nickel Cobalt Aluminum Oxide (NCA)
Lithium Manganese Oxide (LMO)
Lithium Titanate (LTO)
GRAND VIEW RESEARCH
18.5%
U.S. Market CAGR, 2022 - 2030
Source:
www.grandviewresearch.com

The global battery market was $48.4B in 2022 (Volta Foundation, 2023). The market of solid-state batteries is attractive and growing very fast. The global solid-state battery industry's size is expected to grow from $617.5 million in 2021 to $5.31 billion by 2028 (Grand View Research, 2021).

SUCCESS TO DATE

Our solid-state batteries are based on our proprietary composite solid electrolytes and recent advances on interconnected interfaces. You can find roots in our previous work, e.g.:

US Patents

- Composite solid electrolytes for high-performance metallic or metal-ion batteries, US Patent App. 17/096,457.
- Lithium alloy-carbon composite nanofibers and methods of fabrication, US Patent App. 13/231,433.
- Porous membrane based on a polymer-filled fibrous structure, US Patent App. 13/489,153.

Research Articles

- Interconnected cathode-electrolyte double-layer enabling continuous Li-ion conduction through solid-state Li-S battery. Energy Storage Materials, 2022, 44, 136-144.
- Polyacrylonitrile nanofiber-reinforced flexible single-ion conducting polymer electrolyte for high-performance, room-temperature all-solid-state Li-metal batteries. Adv. Fiber. Mater. DOI:10.1007/s42765-021-00128-1.

TEAM



Yuan Wang

President

For over 20 years, Yuan has been designing and managing projects on machinery, especially injection molds. He also has extensive experience in project management, team building, etc. Before co-founding SoliB, Yuan was the Managing Director for the Mold Making Business. Yuan earned a B.S. in Mechanical Engineering in China and a Master of Applied Science from Concordia University in Montreal, Canada.



Xiangwu Zhang, Ph.D.

Chief Technology Officer

Xiangwu Zhang is the Samuel S. Walker Distinguished Professor at North Carolina State University. Zhang's research interests focus on nanostructured and multifunctional polymer, composite, fiber, and textile materials with an emphasis on energy storage and conversion. His research encompasses both fundamental materials studies such as synthesis and physical characterization, as well as system design and fabrication. Zhang has published two books, twelve book chapters, and more than 250 peer-reviewed journal articles.



Liang Chang, Ph.D.

Chief Scientist

Liang Chang is a Research Assistant Professor at North Carolina State University. Liang's research interests focus on designing, synthesizing, and characterizing 2D and 3D materials, such as graphene, transition metal oxides/sulfides, polymer, and emulsion, for i) energy storage and conversion, ii) water treatment, and iii) catalysis. Liang has published one book chapter and 23 peer-reviewed journal articles.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,001 is raised:

Use	Value	% of Proceeds
Salaries	$174,182	17.4%
R&D: Lab-Scale Battery Assembly and Testing	$53,774	5.4%
Equipment	$523,045	52.3%
Raw Materials	$50,000	5.0%
Infrastructure Renovation	$50,000	5.0%
Product Line Assembly	$100,000	10.0%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Solib Solutions LLC. This offering must raise at least $10,000 by March 31, 2023 at 8:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Solib Solutions LLC may issue additional securities to raise up to $1,000,001, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,112,486 units
× $8.89 per unit

$9,890,001 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 24, 2022
- Form C/A on August 18, 2022
- Form C/A on October 19, 2022
- Form C/A on December 19, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Feb 14, 2023 • new version of offering page with plain...

Dec 19, 2022 • Filed Form C/A

Oct 26, 2022 • With a clear vision for the huge market, a...

Oct 19, 2022 • Filed Form C/A

Oct 18, 2022 • An innovative material is being developed to...

Oct 3, 2022 • The advantage of our technology is to utilize...

Sep 20, 2022 • SoliB is building the technology to power our...

Aug 30, 2022 • When we set out to develop Hybrid Solid...

Aug 19, 2022 • When SoliB Solution set its mind on developing...

Aug 18, 2022 • Filed Form C/A

Aug 15, 2022 • Solid-state batteries replaced the liquid...

Aug 12, 2022 • We believe in a fully electric future so we're...

Aug 9, 2022 • Hi , Together we can make safe,...

Jun 24, 2022 • Primary offering of 112,486 units at $8.89

Jun 24, 2022 • Filed Form C

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